UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 10, 2015
NEWELL RUBBERMAID INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3 Glenlake Parkway
Atlanta, Georgia		30328
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 418-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)

On October 9, 2015, Newell Rubbermaid Inc. (the “Company”) announced that Joseph A. Arcuri, 51, currently serving as the President of the Company’s Home Solutions business segment, will be appointed Executive Vice President and Chief Commercial Officer, and will serve as the Company’s principal operating officer effective January 1, 2016.
On November 10, 2015, the Organizational Development & Compensation Committee of the Board of Directors of the Company authorized the Company to enter into an amended and restated employment security agreement (the “ESA”) with Mr. Arcuri in connection with this new appointment. The following description of the ESA does not purport to be complete and is qualified in its entirety by reference to the form of the ESA, which is attached as Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and is incorporated herein by reference.
Mr. Acuri’s ESA, which will become effective January 1, 2016, provides for the continuation of his salary, bonus and certain employee benefits for a severance period of 24 months upon an involuntary termination of employment without “good cause,” or a voluntary termination of employment for “good reason,” occurring within 24 months after a “change in control” of the Company. Within 30 days after any such termination, Mr. Arcuri will receive a lump sum severance payment equal to (i) two times the sum of (A) his annual base salary, determined as of the date of the change in control or, if higher, the date of employment termination and (B) his target bonus on the date of the change in control or, if higher, the date of termination, and assuming the attainment of performance goals at the 100% level, plus (ii) his target bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365.
Following such a termination of employment, (i) he will receive all benefits accrued under the Company’s incentive and retirement plans, 2008 Deferred Compensation Plan and 401(k) Plan, (ii) all Company stock options held by Mr. Arcuri will become immediately exercisable and remain exercisable for a period of three years thereafter or, if shorter, the remaining term of the options, all restrictions on Company restricted stock and restricted stock units held by him will lapse, and all performance goals on Company performance awards to him will be deemed satisfied at the target level; (iii) Mr. Arcuri and his spouse and eligible dependents will continue to be covered by all welfare plans of the Company during the severance period, until he is eligible for coverage under similar plans from a new employer (with coverage provided under a group health plan to be provided under COBRA with Mr. Arcuri responsible for that portion of COBRA premiums that would have been paid by him for coverage if he were an active employee); and (iv) he will be eligible for six months of outplacement services.

The ESA does not provide for a gross-up payment to Mr. Arcuri to cover any excise and related income tax liability under Section 4999 of the Internal Revenue Code as a result of any change in control payment or benefit arising under the ESA. Rather, payments and benefits payable to him would be reduced to the extent necessary so that no excise tax would be imposed if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. If Mr. Arcuri dies during the severance period, all amounts payable during the remainder of the severance period will be paid to his surviving spouse, and such spouse and his eligible dependents will continue to be covered under all applicable welfare plans for the remainder of the severance period.
The ESA contains restrictive covenants which prohibit him from (i) associating with a business that is competitive with any line of business of the Company for which he provided services, without the Company’s consent and (ii) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for a period of 24 months following any termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2015            NEWELL RUBBERMAID INC.

By:    /s/ Bradford R. Turner
Bradford R. Turner
Senior Vice President, General Counsel
and Corporate Secretary